Exhibit 99.1

News Release	JBT Corporation
70 W. Madison
Chicago, IL 60602

For Release: Immediate

Investors:	Debarshi Sengupta	+1 312. 861.6933
Media:	Jeff Miller	+1 312. 861.6461

JBT Corporation Reports Third Quarter 2013 Results and Updates Full Year 2013 Guidance

Highlights (Continuing Operations):

o	Revenue of $234 million, up 14 percent from the prior year

o	Segment operating profit increased 21 percent

o	Diluted earnings per share of $0.25, up 19 percent

o	Adjusted diluted earnings per share of $0.27, excluding expenses related to Company’s previously announced management succession plan, up 29 percent

o	Backlog of $366 million, up 7 percent, aided by 17 percent sequential increase in AeroTech inbound orders

o	Record low debt, net of cash, of $73 million

o	Full year 2013 diluted earnings per share guidance updated to $1.26 - $1.32

o	Full year 2013 adjusted diluted earnings per share guidance of $1.32 - $1.38, excluding expenses related to Company’s management succession plan

CHICAGO, October 30, 2013—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2013 results.

Third quarter revenue of $233.5 million increased 14 percent year over year. This increase was driven by strong new equipment sales and higher recurring revenue across both JBT FoodTech and JBT AeroTech. Gross profit margin declined due to a shift in mix as a higher proportion of revenue came from lower margin product lines in the quarter. The Company incurred $1.0 million in expenses related to the previously announced management succession plan. As a result, operating income margin was flat for the quarter. Third quarter diluted earnings per share from continuing operations was $0.25, an increase of 19 percent over the prior year period. Adjusting for the expenses related to the management succession plan, diluted earnings per share from continuing operations was $0.27. Debt, net of cash, was $72.9 million at quarter end, an improvement of $10.7 million from the second quarter of 2013. Third quarter backlog of $366.3 million was up 7 percent from the prior-year level.

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On August 26, 2013, the Company announced implementation of its management succession plan. The Company named Tom Giacomini President and Chief Executive Officer, effective September 9, 2013. Charlie Cannon remains with the Company as Executive Chairman of the Board.

“Our third quarter earnings came in ahead of our expectations. The sales and margin increases in FoodTech were particularly strong and the segment remains on track for record performance this year,” said Mr. Giacomini. “As expected, we enjoyed a significant sequential pickup in AeroTech orders, setting up the segment for a solid fourth quarter finish. I was also pleased to see good cash flow in the quarter and continued strengthening of our balance sheet,” continued Giacomini. “Looking forward, we project segment operating results to be in line with prior guidance. However, higher corporate items, including foreign currency impacts, are adversely affecting full year earnings expectations. As a result, we are updating full year 2013 guidance for diluted earnings per share from continuing operations to be in the range of $1.26 to $1.32,” concluded Giacomini.

JBT FoodTech

JBT FoodTech third quarter revenue of $138.2 million increased 18 percent while segment operating profit increased 37 percent from the same period in 2012. The increases were driven by higher in-container equipment and aftermarket revenue, as well as strong freezing equipment sales across North America and Asia. These increases were partially offset by lower freezing equipment volume out of Europe. A higher proportion of revenue from lower margin product lines in the quarter resulted in lower gross profit margin. However, segment operating margin expanded by approximately 120 basis points to 9 percent, as a result of the overall increase in sales volume. JBT FoodTech ended the third quarter with a solid backlog position of $184.8 million, up 7 percent year over year.

JBT AeroTech

JBT AeroTech third quarter revenue of $97 million increased 10 percent while segment operating profit increased 5 percent from the same period in 2012. Growth in the quarter largely resulted from strong ground support equipment sales, mainly driven by deicers, and automated systems. Higher aftermarket revenue also contributed to the revenue increase in the quarter. Segment operating profit margin contracted approximately 50 basis points year over year. Margin expansion from the strong volume pickup in the quarter was more than offset by unfavorable gate equipment product mix. Third quarter inbound orders of $121.3 million increased 17 percent sequentially, driven predominantly by large orders for gate equipment. Segment backlog of $181.5 million increased 6 percent relative to the prior year.

Corporate Items

Corporate items in the third quarter were $10.7 million, an increase of $1.8 million from the prior year period. The unfavorable comparison was driven primarily by a $1.6 million net loss on foreign currency positions and $1.0 million in expenses associated with the management succession plan, partially offset by lower net interest expense. For the full year, the Company expects corporate items, excluding net interest expense and the effect of any future foreign currency impacts, to be approximately $32 million.

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Cash generated by operating activities during the third quarter was $18.4 million, driving debt, net of cash, to a record low of $72.9 million. Capital expenditures for the quarter totaled $6.7 million, essentially flat relative to the prior year period. For the full year, capital expenditures are projected to be about $30 million as planned spending on the replacement of the Company’s Lakeland, Florida manufacturing facility will pick up in the fourth quarter. Income tax expense reflected a full-year estimated effective income tax rate of 34 percent. In the third quarter, the Company recognized $0.6 million in favorable discrete adjustments reflecting a lower tax liability for fiscal year 2012.

2013 Outlook

The Company projects segment operating results in line with prior guidance. FoodTech is expected to achieve mid-to-high single digit percentage growth for segment revenue in 2013. Full year 2013 FoodTech operating profit margin is expected to approach 11 percent. In AeroTech, low single digit percentage revenue growth and roughly 8.5 percent segment operating profit margin is projected in 2013. The Company, in its second quarter earnings release, guided its 2013 diluted earnings per share from continuing operations to be in the range of $1.32 - $1.40. Largely as a result of incremental management succession plan related expenses incurred in the third quarter and anticipated in the fourth quarter, and a net loss on foreign currency positions incurred in the third quarter, the Company projects its 2013 diluted earnings per share from continuing operations to be in the range of $1.26 - $1.32. Excluding all expenses related to Company’s management succession plan, adjusted diluted earnings per share would be in the range of $1.32 - $1.38, within the Company’s prior guidance. The Company will provide further market updates during its scheduled third quarter earnings conference call.

Third Quarter 2013 Earnings Conference Call

The Company will hold a conference call at 10:00 AM EDT on Thursday, October 31, 2013 to discuss the third quarter 2013 results. The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 76950264, or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com. An online audio replay of the call will be available on the Company’s Investor Relations website beginning at approximately 1:30 PM EDT on October 31, 2013.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012

Revenue	$233.5	$205.3	$646.1	$624.4
Cost of sales	179.3	153.3	482.5	468.0

Gross profit	54.2	52.0	163.6	156.4

Selling, general and administrative expense	39.2	37.9	120.6	114.6
Research and development expense	3.7	3.3	10.6	10.5
Other (income) expense, net	(0.3)	0.5	(0.6)	(0.8)

Operating income	11.6	10.3	33.0	32.1

Net interest expense	1.2	1.8	4.2	5.2
Income from continuing operations before income taxes	10.4	8.5	28.8	26.9
Provision for income taxes	3.0	2.3	8.5	8.8
Income from continuing operations	7.4	6.2	20.3	18.1
Loss from discontinued operations, net of taxes	0.6	0.1	0.8	0.4
Net income	$6.8	$6.1	$19.5	$17.7

Basic earnings per share:
Income from continuing operations	$0.25	$0.21	$0.69	$0.62
Loss from discontinued operations	(0.02)	-	(0.02)	(0.01)
Net income	$0.23	$0.21	$0.67	$0.61

Diluted earnings per share:
Income from continuing operations	$0.25	$0.21	$0.68	$0.61
Loss from discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)
Net income	$0.23	$0.20	$0.66	$0.60

Weighted average shares outstanding
Basic	29.2	29.2	29.2	29.1
Diluted	29.7	29.6	29.6	29.5

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue

JBT FoodTech	$138.2	$117.1	$395.3	$370.9
JBT AeroTech	97.0	88.0	250.9	251.5
Other revenue (1) and intercompany eliminations	(1.7)	0.2	(0.1)	2.0
Total revenue	$233.5	$205.3	$646.1	$624.4

Income before income taxes

Segment operating profit
JBT FoodTech	$12.3	$9.0	$39.9	$29.8
JBT AeroTech	8.8	8.4	16.9	21.2
Total segment operating profit	21.1	17.4	56.8	51.0

Corporate items
Corporate expense	(5.5)	(4.0)	(15.0)	(12.3)
Other expense, net (2)	(4.0)	(3.1)	(8.8)	(6.6)
Net interest expense	(1.2)	(1.8)	(4.2)	(5.2)
Total corporate items	(10.7)	(8.9)	(28.0)	(24.1)

Income from continuing operations before income taxes	$10.4	$8.5	$28.8	$26.9

(1) Other revenue comprises certain gains and losses related to foreign currency exposure.

(2) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, restructuring costs, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Inbound Orders

JBT FoodTech	$127.9	$135.7	$432.3	$445.5
JBT AeroTech	121.3	122.8	297.1	292.3
Other and intercompany eliminations	(1.7)	0.2	(0.1)	2.0

Total inbound orders	$247.5	$258.7	$729.3	$739.8

	September 30,
	2013	2012
Order Backlog

JBT FoodTech	$184.8	$173.1
JBT AeroTech	181.5	170.8

Total order backlog	$366.3	$343.9

JBT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30, 2013	December 31, 2012
	(Unaudited)

Cash and cash equivalents	$35.6	$99.0
Trade receivables, net	141.3	188.4
Inventories	145.0	109.2
Other current assets	61.4	54.5
Total current assets	383.3	451.1

Property, plant and equipment, net	129.1	126.2
Other assets	94.7	100.7
Total assets	$607.1	$678.0

Short term debt and current portion of long-term debt	$5.9	$2.0
Accounts payable, trade and other	83.9	88.7
Advance payments and progress billings	92.6	74.3
Other current liabilities	79.8	85.8
Total current liabilities	262.2	250.8

Long-term debt, less current portion	102.6	189.1
Accrued pension and other postretirement benefits, less current portion	93.3	104.6
Other liabilities	30.2	27.9
Common stock, paid-in capital and retained earnings	201.4	186.6
Accumulated other comprehensive loss	(82.6)	(81.0)
Total stockholders' equity	118.8	105.6
Total liabilities and stockholders' equity	$607.1	$678.0

JBT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Nine Months Ended September 30,
	2013	2012

Cash Flows From Operating Activities:
Income from continuing operations	$20.3	$18.1

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	18.8	17.9
Other	5.2	8.7

Changes in operating assets and liabilities:
Trade accounts receivable, net	45.9	42.5
Inventories	(37.2)	(18.9)
Accounts payable, trade and other	(4.5)	(4.5)
Advance payments and progress billings	18.1	33.0
Other assets and liabilities, net	(17.7)	(28.2)

Cash provided by continuing operating activities	48.9	68.6

Cash required by discontinued operating activities	(0.5)	(0.5)

Cash Flows From Investing Activities:
Acquisitions	-	(5.0)
Capital expenditures	(20.8)	(17.3)
Other	0.7	0.9

Cash required by continuing investing activities	(20.1)	(21.4)

Cash Flows From Financing Activities:
Net (payments) proceeds on credit facilities	(81.6)	36.6
Dividends paid	(7.5)	(6.4)
Other	(2.3)	(1.6)

Cash (required) provided by financing activities	(91.4)	28.6

Effect of foreign exchange rate changes on cash and cash equivalents	(0.3)	0.1

(Decrease) increase in cash and cash equivalents	(63.4)	75.4

Cash and cash equivalents, beginning of period	99.0	9.0

Cash and cash equivalents, end of period	$35.6	$84.4